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                                                    EXHIBIT 8.3

                                                    MLJ/af/73287.93
                                                    Direct e-mail: mjones@ask.bm

M L JONES
PARTNER

                                                                18 October 2000

Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08

Dear Sirs

TYCO INTERNATIONAL LTD. (THE "COMPANY") - REGISTRATION STATEMENT ON FORM S-4
REGISTRATION NO 333 - [   ]
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We have acted as attorneys in Bermuda for the Company in connection with the
Registration Statement on Form S-4 (File No. 333-[ ]) (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933 (as amended). Pursuant to the Registration Statement Tyco Acquisition Corp. X ("Tyco Acquisition"), a wholly owned subsidiary of the Company, has offered to exchange (the "Exchange Offer") a fraction of the Company's common shares (the "Common Shares"), for each outstanding share in InnerDyne, Inc. ("InnerDyne") and following consummation of the Exchange Offer to issue common shares in or pursuant to certain rights in connection with the proposed merger of InnerDyne with VLMS Inc. ("Merger Sub") an indirect wholly owned subsidiary of the Company pursuant to the Agreement and Plan of Merger dated as of October 3, 2000 among Tyco Acquisition, Merger Sub and InnerDyne (the "Merger Agreement").

In connection therewith, we have reviewed the discussion on the Bermuda tax consequences of the Exchange Offer set forth under the caption "Bermuda Tax Consequences" (the "Discussion") in the Registration Statement.

In rendering our opinion, we have examined a draft of the Registration Statement emailed to us on 13 October 2000 and dated 18 October 2000, the Merger
Agreement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company maintained at its Registered Office in Bermuda as we have deemed necessary or appropriate in connection with this opinion. Terms not otherwise defined herein have the meanings assigned to them in the Registration Statement.

In stating our opinion we have assumed, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies, the genuineness of all signatures on such documents, that the factual statements in the Registration Statement and in the Merger Agreement are accurate and


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Tyco International Ltd.               -2-                      18 October 2000

that when filed the Registration Statement will not differ in any material respect from the draft which we have examined.

It is our opinion that the Bermuda tax consequences of the delivery of the Common Shares to the InnerDyne shareholders in exchange for InnerDyne common stock pursuant to the Merger Agreement are as set forth in the Discussion. Our opinion is limited to such matters as of its date, is to be governed by and construed in accordance with the laws of Bermuda and we express no opinion as to the laws of any other territory or jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Bermuda Tax Consequences" in the Registration Statement.

Yours faithfully,


/s/ Appleby Spurling & Kempe